Exhibit 99.1
Thursday, Apr 24, 2008
Genentech Announces Decision In Contract Dispute
— California Supreme Court Reverses $200 Million Punitive Damages Award —
South San Francisco, Calif. — April 24, 2008 — Genentech, Inc. (NYSE: DNA) today announced that the California Supreme Court has overturned the award of $200 million in punitive damages resulting from a contract dispute brought by the City of Hope National Medical Center (COH). The punitive damages were part of a 2004 decision of the California Court of Appeal which upheld a 2002 Los Angeles County Superior Court jury verdict awarding approximately $300 million in compensatory and $200 million in punitive damages to COH.
“Genentech has maintained throughout this process that we have lived up to the letter and spirit of the contract,” said Sean Johnston, Ph.D., Senior Vice President and General Counsel, Genentech. “We are pleased with the Court’s finding that punitive damages are not applicable in this setting and we would like to thank the many parties that filed supporting briefs in this case.”
As a result of the Court’s decision, we expect to recognize a favorable litigation settlement of approximately $315 million in the first quarter of 2008, reversing $200 million in punitive damages originally awarded and the accrued interest thereon totaling approximately $115 million recorded since 2002. This settlement will result in a favorable effect to net income in the first quarter of 2008 of approximately $190 million, or $0.18 per diluted share. We exclude all items of this nature in the reporting of our non-GAAP results. We also expect approximately $315 million to be released from restricted cash and to be made available for use in our operations.
The contract dispute stems from a 1976 sponsored research agreement. Under the terms of the agreement, Genentech paid COH royalty payments on sales of products made using DNA produced by COH and that use the patented technology that resulted from the sponsored research. COH accepted those royalty payments, totaling more than $300 million, from Genentech for over 20 years.
COH filed the original contract dispute suit against Genentech in 1999. The first trial resulted in a hung jury, 7-5 in Genentech’s favor, in October 2001. In the retrial, the jury deliberated for 17 days before announcing the verdict on June 10, 2002, which directed Genentech to pay approximately $300 million in additional royalties, including royalties on products for which Genentech itself did not receive royalties. The trial continued three days and the jury deliberated an additional three days before announcing the punitive damages award granted to COH.
About Genentech
Founded more than 30 years ago, Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes multiple biotechnology products and licenses several additional products to other companies. The company has headquarters in South San Francisco, California, and is listed on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.